EXHIBIT 99.1

NEWS RELEASE

1901 Chouteau Avenue : St. Louis, MO 63103 : Ameren.com

Contacts	Corporate media Brian Bretsch 314.554.4135 bbretsch@ameren.com	Illinois media Leigh Morris 217.535.5228 lmorris@ameren.com	Analysts Doug Fischer 314.554.4859 dfischer@ameren.com

For Immediate Release

Ameren announces promotion of Richard J. Mark to Chairman, President and CEO of Ameren Illinois Company

St. Louis, June 13, 2012 – Ameren Corporation (NYSE:AEE) announced today, that effective immediately, Richard J. Mark is promoted to chairman, president and chief executive officer of Ameren Illinois Company, an electric and gas delivery utility subsidiary of Ameren Corporation. Mark replaces Scott A. Cisel who has left the company to pursue other interests.

Mark, who was senior vice president, Customer Operations, Ameren Missouri, joined Ameren in 2002. “Richard brings a strong operations background to Ameren Illinois,” said Thomas R. Voss, chairman, president and CEO of Ameren. “He is very active in the community and he is attuned to customers’ desires for safe, reliable and affordable energy. His background and experience align very well with Ameren Illinois’ mission. I’m confident Richard will execute Ameren Illinois’ infrastructure investment commitments and will continue to enhance customer satisfaction.”

Replacing Mark as leader of Customer Operations for Ameren Missouri will be Michael L. Moehn. Moehn will transfer from a similar role at Ameren Illinois and become senior vice president of Customer Operations, Ameren Missouri. Moehn has held many leadership positions since joining Ameren in 2000 after a successful career in public accounting at PricewaterhouseCoopers LLP. Until January 2012, Moehn was senior vice president of Corporate Planning where he led Ameren’s strategic planning and risk management efforts. “Moving Michael into a senior leadership role at Ameren Missouri will allow us to leverage his broad experience and skills at the operations level at Ameren Missouri,” Voss added.

With assets of more than $23 billion, St. Louis-based Ameren Corporation owns a diverse mix of electric generating plants strategically located in our Midwest market, with a generating capacity of nearly 16,000 megawatts. Through our Missouri and Illinois subsidiaries, we serve 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area. Our mission is to meet their energy needs in a safe, reliable, efficient and environmentally responsible manner. For more information, visit Ameren.com.

# # #